UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2018

TRULI MEDIA GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53641	26-3090646
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

54 W 40th St New York, NY	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 925-7010

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities.

On May 25, 2018, Truli Media Corp, Inc. (the “Company”) filed a Certificate of Designation (the “COD”) authorizing 600,000 shares of the Company’s preferred stock as the new Series A-1 Convertible Preferred Stock (the “Series A-1”). The Series A-1 has a stated value of $1.00 and is convertible into shares of Common Stock at $0.005 per share, subject to adjustment in the event of stock splits, stock dividends or reverse splits, and issuances of securities at prices below the prevailing conversion price of the Series A-1. Dividends accrue on the Series A-1 at a rate of 10% per annum. Holders of Series A-1 are entitled to vote together with holders of the Common Stock on an as-converted basis, subject to a beneficial ownership limitation of 4.99%. The Series A-1 is redeemable upon the occurrence of certain triggering events.

On June 1, 2018, the Company entered into Securities Purchase Agreements (each a “SPA”) with the two Holders of the Company’s Series A Convertible Preferred Stock (the “Series A”). Together the Holders also hold all outstanding shares of the Company’s Series C Convertible Preferred Stock (the “Series C”), and the Series C-1 Convertible Preferred Stock (the “Series C-1”). Pursuant to the SPA, the Holders purchased a total of 300,000 of shares of Series A-1 and Warrants to purchase 60,000,000 shares of the Company’s Common Stock in exchange for a total of $300,000.

The Warrants have a five year term and an exercise price of $0.01 per share, subject to adjustment in the event of stock splits, stock dividends or reverse splits and issuances of securities at prices below the prevailing exercise price of the Warrants.

The Series A-1 and Warrants have not been registered under the Securities Act of 1933 (the “Act”) and were issued and sold in reliance upon the exemption from registration contained in Section 4(a)(2) of the Act and Rule 506(b) promulgated thereunder. The Company reasonably believes that each investor is an accredited investor as defined by Rule 501 under the Act and acquired the securities for investment and not with a view to distribution under the Act.

As a result of the issuance of the Series A-1 and Warrants, the Company may be required to issue more shares of the Company’s Common Stock than are currently authorized under the Company’s Certificate of Incorporation. The Company intends to affect a reverse stock split so that the Company has sufficient Common Stock authorized to reserve the required number of shares. The terms of the COD for the Series A-1 and the Warrants require the Company to reserve a number of shares of Common Stock equal to three times the number of issuable securities under the Series A-1 and the Warrants.

Net proceeds from the sale of the Series A-1 and Warrants were approximately $292,500, after payment of legal fees for the Company.

The foregoing description of the Series A-1, the SPA, and the Warrants is a summary only and is qualified in its entirety by the form of the COD, the form of the SPA, and the form of the Warrants, which are filed as Exhibits 4.1, 10.1, and 10.2 hereto, respectively, each of which are incorporated herein by reference.

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Item 3.03 Material Modification to Rights of Security Holders.

In connection with the issuance of the A-1, the Company and the Holders entered into a Letter Agreement wherein the Holders consented to the creation of the Series A-1 as a senior preferred stock to each of the Series A, Series C, and Series C-1 and agreed to amend the terms of the Series A, Series C, and Series C-1 in order to allow each Holder to beneficially own up to 4.99% of the shares of Common Stock of the Company. Additionally, the Holders agreed to waive the conversion price adjustment provisions of the Series A, Series C, and Series C-1 resulting from the issuance of the Series A-1 to the Holders. The Company intends to amend the terms of the Company’s Series A, Series C, and Series C-1 in order to allow each Holder to beneficially own up to 4.99%.

The disclosure included under Item 3.02, above, related to the issuance of the Series A-1 and Warrants is incorporated by reference herein. The rights of current holders of the Company’s securities are modified by the issuance of the Series A-1. Upon liquidation, dissolution or winding up of the Company, the Series A-1 rank senior to the Common Stock of the Company.

The foregoing description of the Letter Agreement is a summary only and is qualified in its entirety by the form of the Letter Agreement which is filed as Exhibit 10.3 hereto and which are incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The disclosures included under Items 3.02 and 3.03, above, related to the issuance of the Series A-1 are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

4.1	Series A-1 Convertible Preferred Stock Certificate of Designations
10.1	Form of SPA*
10.2	Form of Warrant
10.3	Form of Letter Agreement*

* Certain schedules, appendices and exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission staff upon request.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: June 1, 2018	TRULI MEDIA GROUP, INC.

	By:	/s/ Miles Jennings
Miles Jennings
Chief Executive Officer (Principal Executive Officer)

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